                                                                 EXHIBIT 10(ttt)





                                                  February 7, 1996





Mr. Armando M. Codina
Chairman
Codina Group, Inc.
Two Alhambra Plaza, PH2
Coral Gables, FL 33134

Dear Armando:

                 This will confirm the following agreement relating to the deferral of, and payment of, your directors' fees:

                 1. All directors' fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation ("AMR") and American Airlines, Inc. for the period beginning on January 1, 1996, and ending on December 31, 1996, shall be paid to you on a deferred basis as set forth below.

                 2. Interest shall be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

                 3. The total amount to be paid inclusive of the aggregate amount of interest accrued shall be paid to you in one lump sum on the first business day of January 2006.

                 4. AMR's obligation to make payments pursuant to paragraph 3 hereof shall not be released or modified by reason of your death:
In the event of your death prior to the first business day of January 2006, the amount deferred and all interest accrued thereon shall be made to Margarita M. Codina.